UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 26, 2010

STARTEK, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	1-12793	84-1370538
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

44 Cook Street Suite 400, Denver, Colorado 80206

(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code: (303) 262-4500

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The board of directors of StarTek, Inc. (the “Company”) has appointed Chad A. Carlson as Executive Vice President and Chief Operating Officer of the Company.  Mr. Carlson is expected to commence his employment in mid to late June 2010.  A press release announcing the appointment of Mr. Carlson is filed as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

Mr. Carlson, age 44, was most recently Executive Vice President of Global Operations at Sitel, a global business process outsourcing company.  In this role since 2008, Mr. Carlson lead operations in over 30 countries with 150 locations and more than 60,000 employees, and oversaw over $1 billion in annual revenue.  From 2007 to 2008, Mr. Carlson served as Chief Operating Officer of the Americas and Asia Pacific operations for Sitel and from 2003 to 2007 he served in the same role for ClientLogic, a global business process outsourcing company, prior to their acquisition of Sitel.  Mr. Carlson has over fifteen years of experience in the call center industry, serving in a variety of operational roles including as a site director and global operational leadership roles.

The Company and Mr. Carlson have entered into an Employment Agreement in connection with his appointment as Executive Vice President and Chief Operating Officer of the Company.  The agreement provides for an annual salary of $350,000, subject to periodic review and adjustment by the Company.  Mr. Carlson will also be paid a one-time, lump-sum signing bonus of $50,000 within one month of Mr. Carlson’s start date.  Mr. Carlson will be eligible to participate in the Company’s annual Incentive Bonus Plan with a bonus potential of 60% of his then current annual base salary at 100% target attainment, beginning on a pro-rated basis with his start date.  Mr. Carlson will also receive $105,000 in relocation benefits, $85,000 of which are subject to repayment to the Company upon termination of Mr. Carlson’s employment under certain circumstances or if he does not complete his relocation by August 1, 2011.

The Employment Agreement also provides for the grant of stock options to purchase 150,000 shares of the Company’s common stock and the grant 10,000 shares of restricted stock, each effective on the date that Mr. Carlson commences employment with the Company.  The exercise price for the options will equal the closing price of StarTek, Inc. common stock on such date of grant.  The options will vest as to 25% of the shares on the first anniversary of the date of grant and 2.0833% of the shares each month thereafter for 36 months.  Restricted stock will vest as to one third of the shares on the first anniversary of the date of grant and one third of the shares on each of the second and third anniversary thereafter.

Mr. Carlson’s employment with the Company can be terminated at any time for any reason by the Company or Mr. Carlson.  However, if Mr. Carlson’s employment is terminated without cause, or if Mr. Carlson resigns with good reason, he will be entitled to receive a lump-sum payment equal to twelve months of his then current annual base salary plus a bonus payment equal to 60% of his then current annual base salary, and he will be entitled to receive his annual bonus for the year of termination, pro-rated for time and performance.  In addition, if Mr. Carlson timely elects continuation of health insurance pursuant to COBRA, the Company will reimburse Mr. Carlson for a portion of his COBRA premiums that is equal to the Company’s monthly contribution toward his health benefit premiums as of the date of termination.  “Cause” and “good reason” are defined in the Employment Agreement.

The Employment Agreement also provides for non-disclosure by Mr. Carlson of the Company’s confidential or proprietary information, and includes covenants by Mr. Carlson not to compete with the Company or hire or solicit its employees, suppliers and customers, in each case for a restricted period equal to twelve months following termination of employment.  Mr. Carlson also assigned to the Company any rights he may have to intellectual property which may be conceived in the scope of his employment.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement by and between StarTek, Inc. and Chad A. Carlson
99.1	Press Release dated May 27, 2010 announcing appointment of new Chief Operating Officer

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STARTEK, INC.

Date: May 27, 2010	By:	/s/ DAVID G. DURHAM
David G. Durham
Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement by and between StarTek, Inc. and Chad A. Carlson
99.1	Press Release dated May 27, 2010 announcing appointment of new Chief Operating Officer